Exhibit 99.1

News Release
For Release October 18, 2006
1:00 P.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951- 2265

First Community Corporation Releases Third Quarter Earnings

Lexington, S.C. October 18, 2006 — Today First Community Corporation, the holding company for First Community Bank, reported net income for the third quarter and year-to-date 2006. Net income for the third quarter was $903 thousand compared to the third quarter of 2005 net income of $752 thousand, an increase of 20.1%. Diluted earnings per share were $.27 for the third quarter of 2006 compared to $.25 in the third quarter of 2005, an increase of 8.0%. Net income for the nine months ended September 30, 2006 was $2.6 million compared to $2.2 million in 2005, an increase of 18.0%. Year-to-date diluted earnings per share for 2006 were $.84 compared to $.76 in 2005, an increase of 10.5%. Total assets were $532.2 million at September 30, 2006 compared to $463.5 million at September 30, 2005 an increase of 14.8%. Shareholders’ equity at September 30, 2006 was $61.7 million compared to $50.9 million at September 30, 2005, an increase of 21.2%. As previously announced, First Community Corporation completed the merger with DeKalb Bankshares Inc., the holding company of The Bank of Camden, on June 9, 2006. The information for the third quarter and year-to-date 2006 reflects the results of this merger.

Mike Crapps, president and chief executive officer, commented on the company’s recent performance by saying, “We continue to see success with the momentum building in the growth of our core earnings. Our core diluted earnings per share increased 15% for the nine months ended September 30, 2006 as compared to the same period in 2005. Core earnings per share excludes gains and losses on the sales of investments and the gain on the early extinguishment of debt. We also continue to make progress in our strategic focus on shifting assets from the securities portfolio into the loan portfolio.” As planned, the investment portfolio as a percentage of total assets declined from 39.3% at September 30, 2005 to 33.8% as of September 30, 2006. The loan portfolio has continued to grow, increasing by $58.3 million (27.6%) during the past twelve months. It is significant to note that organic growth accounts for $30.9 million of that growth, which is an organic growth rate of 14.6%. Crapps further commented, “As we have previously stated, it is an important strategic initiative for us to increase our loan to deposit ratio. I am very pleased with our progress during this last twelve months in this key area. The company’s loan to deposit ratio has grown from 62.8% to 67.5% during this period of time. The quality in the loan portfolio continues to be stellar with only $147 thousand in non-performing assets as of September 30, 2006 which is only .03% of total assets. Net charge-offs as a percentage of average loans was only .07%.”

The company continues to be in the unique position of funding this quality loan growth with the previously mentioned cash flow from the investment portfolio along with the continued growth in core deposits. Growth in core deposits (including customer cash management sweep accounts) was $45.2 million during the past twelve months, which is an increase of 15.3%. Organic growth in core deposits was $29.2 million, an increase of 9.9% during this same time period. Crapps commented on this growth by saying, “Our ability to grow our already significant base of core deposits is a real strength of our company. This base of core deposits is of real value to our shareholders and is the result of the dedicated efforts of our employees. This growth can only occur with a high level of service to our existing customers and a proactive effort to reach prospective customers.”

Core non-interest income (non-interest income excluding gains/losses on the sale of securities and extinguishment of debt) was also a highlight during the first nine months of 2006, increasing by $1.3 million which represents a 66.3% increase over the same period in 2005. This growth is led by deposit service charges, residential mortgage origination fees and commissions on the sale of non-deposit investment products.

Crapps concluded by saying, “All of these factors point to a company with high quality on both sides of its balance sheet and with strong momentum in growth of core earnings. We continue to be extremely excited about the near term and long term future of First Community.”

The company announced on June 30, 2006 a Share Repurchase Plan. The plan allows for the repurchase, on the open market, of up to 150,000 shares of the issued and outstanding shares of First Community Corporation common stock. Through September 30, 2006, 54,600 shares have been repurchased with a total investment of $951,000.

In addition to releasing third quarter earnings, the company also announced that the board of directors has approved a cash dividend for the third quarter of 2006. The company declared a $.06 per share dividend, payable November 15, 2006 to shareholders of record as of October 31, 2006.

On July 21st the company relocated its administrative offices to a three-story, 27,000 square-foot facility located adjacent to the bank’s Lexington banking office.

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates twelve banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast, Prosperity, Newberry (2), Red Bank and Camden. First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO”.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Interest Income	$7,288	$5,434	$19,763	$15,543
Interest Expense	3,538	2,228	9,215	5,907

Net Interest Income	3,750	3,206	10,548	9,636
Provision for Loan Losses	140	79	389	217

Net Interest Income After Provision	3,610	3,127	10,159	9,419

Non-interest Income:
Deposit service charges	652	336	1,775	922
Mortgage origination fees	133	114	379	284
Commission on sale of non-deposit products	54	94	261	157
Gain (loss) on sale of securities	-	-	(69)	188
Gain on early extinguishment of debt	-	-	159	-
Other	237	238	849	600

Total non-interest income	1,076	782	3,354	2,151

Non-interest Expense:
Salaries and employee benefits	1,765	1,633	5,145	4,664
Occupancy	277	195	689	568
Equipment	320	286	896	936
Marketing and public relations	102	85	249	256
Amortization of intangibles	167	149	469	446
Other	776	566	2,310	1,697

Total non-interest expense	3,407	2,914	9,758	8,567

Income Before Taxes	1,279	995	3,755	3,003
Income Tax Expense	376	243	1,114	764

Net Income	$903	$752	$2,641	$2,239

Primary Earnings Per Share	$0.28	$0.26	$0.87	$0.79
Diluted Earnings Per Share	$0.27	$0.25	$0.84	$0.76

Average primary shares outstanding	3,267,820	2,840,814	3,041,824	2,830,055
Average diluted shares outstanding	3,361,917	2,970,903	3,137,899	2,964,965
Return on Average Assets	0.7%	0.6%	0.7%	0.6%
Return on Average Equity	5.9%	5.9%	6.3%	5.9%
Return on Average Tangible Equity	12.6%	12.8%	13.3%	13.1%
Net Interest Margin	3.3%	3.2%	3.3%	3.3%
Net Interest Margin Taxable Equivalent	3.4%	3.3%	3.4%	3.4%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At September 30,		December 31,
	2006	2005	2005

Total Assets	$532,247	$463,534	$467,455
Investment Securities	179,804	182,246	176,372
Loans	269,369	211,049	221,668
Allowance for Loan Losses	3,252	2,712	2,701
Total Deposits	399,194	335,836	349,604
Other Borrowings	66,772	73,933	63,963
Shareholders’ Equity	61,694	50,877	50,767

Book Value Per Share	$18.91	$17.90	$17.82
Tangible Book Value Per Share	$8.97	$8.34	$8.34
Equity to Assets	11.6%	11.0%	10.9%
Loan to Deposit Ratio	67.5%	62.8%	63.4%
Allowance for Loan Losses/Loans	1.2%	1.3%	1.2%

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Average Total Assets	$534,499	$460,976	$503,154	$455,646
Average Loans	262,928	207,180	242,263	197,473
Average Earning Assets	454,460	396,826	430,935	390,422
Average Deposits	401,518	334,064	379,017	343,714
Average Other Borrowings	67,583	73,668	64,301	68,964
Average Shareholders' Equity	60,867	50,629	55,692	50,419

Asset Quality
Nonperforming Assets:
Non-accrual loans	$46	$14	$46	$14
Other real estate owned	50	676	50	676
Accruing loans past due 90 days or more	51	18	51	18

Total nonperforming assets	$147	$708	$147	$708
Net Charge-offs	$17	$35	$158	$269
Net Charge-offs to Average Loans	0.01%	0.02%	0.07%	0.14%

Post Office Box 64 / Lexington, SC 29071